Exhibit 10.1

VERISK ANALYTICS, INC.

DIRECTOR COMPENSATION PROGRAM

(Effective 2012)

Annual compensation for members of the Board of Directors of the Verisk Analytics, Inc. (the “Company”) shall be as follows:

I. EMPLOYEE DIRECTORS:

Directors who are also employees of the Company shall receive no additional compensation for their service as Directors.

II. NON-EMPLOYEE DIRECTORS:

A. Retainers:

Annual Retainer. Each non-employee Director shall be entitled to an annual retainer fee of $75,000. Such fee shall be payable in July of each year; provided however, that for 2012 such amount, minus any annual retainer fee amount paid in July 2012, shall be payable upon adoption of this plan by the Compensation Committee.

Chairperson’s Retainer. The Chairperson of the Audit Committee of the Board of Directors of the Company (who shall not be an employee of the Company) shall be entitled to an additional annual retainer fee of $15,000. The Chairperson of the Compensation Committee of the Board of Directors of the Company (who shall not be an employee of the Company) shall be entitled to an additional annual retainer fee of $15,000. Each non-employee Director who chairs any other Committee shall be entitled to an additional annual retainer fee of $10,000. Such fees shall be payable in July of each year; provided however, that for 2012 such amount, minus any Chairperson’s Retainer fee amount paid in July 2012, shall be payable upon adoption of this plan by the Compensation Committee.

Presiding Director Retainer. The Presiding Director (who shall not be an employee of the Company) shall be entitled to an additional annual retainer fee of $15,000. Such fee shall be payable in July of each year; provided however, that for 2012 such fee shall be payable upon adoption of this plan by the Compensation Committee.

Manner of Payment: Any retainer amounts payable pursuant to this Section II. A. may be taken in the form of (i) cash, (ii) Class A Common Stock of the Company, or (ii) options to purchase Class A Common Stock of the Company (or any combination thereof as the Director may elect).

Deferral Election. A Director may defer receipt of any portion of such retainer amount to be received in the form of (i) cash or (ii) Class A Common Stock. Any such deferral election must be made in writing and delivered to the Secretary of the Company no later than December 31 of the year prior to the year in which such amount shall be payable. For example, an election to defer receipt of cash or Common Stock retainer amounts payable in July 2013 must be made no later than December 31, 2012. Cash or shares the receipt of which are deferred pursuant to any such election will be distributed to Directors upon retirement or other separation from the Board of Directors.

B. Annual Equity Award:

Annual Grant. Each non-employee Director shall be entitled to an annual equity award having a value of $125,000. Such awards shall be made effective as of July 1 each calendar year. One-half of such value shall awarded in the form of options to purchase Class A Common Stock (based on the Black-Scholes value on the date of grant) and one-half of such value shall be awarded in the form of deferred stock units (based on the value of a share of Class A Common Stock on the date of grant). Class A Common Stock in respect of deferred stock units will be distributed to Directors upon retirement or other separation from the Board of Directors.

The Compensation Committee shall periodically review the provisions of this policy, and recommend modifications as the Committee shall deem appropriate.